Tempur Sealy Expands and Repositions Sealy in the United Kingdom

–Positions the Brand for Long Term Growth

LEXINGTON, KY, August 20, 2020 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today announced that it is reacquiring the rights and acquiring the assets to manufacture, market, and distribute Sealy and Stearns & Foster branded products in the United Kingdom from its current licensee. The Company has entered into a new 50/50 joint venture (Sealy United Kingdom Limited) to develop, expand and reposition Sealy products in one of the largest bedding markets in Europe.

Sealy United Kingdom Limited is a 50/50 joint venture between the Company and its Asian joint venture partners. The joint venture in Asia has been successful in establishing Sealy in its markets as a premium brand with innovative innerspring products and strong retailer relations. Over the last 20 years, the Sealy Asian joint venture has grown net sales at an annual compounded growth rate of approximately 36%, opened seven new manufacturing facilities, and increased consideration for Sealy branded products across the Asia-Pacific region.

Tempur Sealy Chairman and CEO Scott Thompson stated, “We identified that the premium innerspring segment in the United Kingdom market is not being fully served. We believe we have brought together the right people, brands and strategy to satisfy the market’s needs. Sealy is the number one brand in the United States, and we believe this transaction will significantly improve our competitive position in the United Kingdom for generations to come. I would also like to acknowledge the Silentnight Group for their strong management of the Sealy brand in the United Kingdom over the last 47 years and thank our joint venture partners, the Dyer Family, for working with us on this new growth opportunity.”

The United Kingdom bedding market is estimated to be approximately $1 billion annually and growing at about 3-4 percent a year. The Company estimates that Sealy’s market share in the United Kingdom was approximately low-single digits in 2019.

Forward-Looking Statements
This press release may be deemed to include statements that are “forward-looking” within the meaning of the federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the word “believe” and variations of such a word or similar expressions are intended to identify such statements. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding sales and demand trends, performance generally for the third quarter of 2020 and subsequent periods, and the Company's expectations for its continued emergence from the market downturn. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments and expectations regarding growth of the mattress industry; risks associated with the duration, scope and severity of COVID-19 and its effects on the Company's business and operations; the impact of travel bans, work-from-home policies, or shelter-in-place orders; a temporary or prolonged shutdown of manufacturing facilities or retail stores and decreased retail traffic; uncertainties arising from global events, natural disasters or pandemics; the effects of strategic investments on the Company’s operations, including efforts to expand its global market share; global consumer acceptance of the Company's products; general economic, financial and industry conditions, particularly conditions relating to liquidity, financial performance and related credit issues present in the retail sector; financial distress among the Company's business partners and competitors, and financial solvency and related problems experienced by other market participants, any of which may be amplified by the effects of COVID-19.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" in Part I, ITEM 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, ITEM 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) is the world's largest bedding manufacturer. Tempur Sealy International, Inc. develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com